Exhibit 99.1
Fentura Financial, Inc.
P.O. Box 725
Fenton, MI 48430-0725

Contact:	Donald L. Grill President & CEO (810) 714-3984

October 12, 2007
For Immediate Release
FENTURA FINANCIAL, INC. INVESTS IN ARIZONA BANK
Early today, Donald L. Grill, President and CEO of Fentura Financial, Inc., announced the completion of a Fentura investment to become the largest single shareholder of a bank located in Arizona. According to Grill, Fentura has invested $3,288,000 to acquire 24.9% of Valley Capital Bank headquartered in Mesa, Arizona. Mesa is located near Phoenix in Maricopa County, Arizona, the fastest growing county in the United States.
Valley Capital Bank was established in November of 2006 and operates as a traditional community bank with an emphasis on the origination of commercial real estate loans for sale in the secondary market as a unique and major source of fee income. In addition to sharing in the growth and profitability of the bank, Fentura’s wholly owned subsidiary banks are expected to provide certain banking services including loan participations for selected commercial real estate projects.
According to Fentura CEO Donald L. Grill, “At our annual shareholder’s meeting earlier this year, we informed our shareholders of plans to diversify Fentura and investigate opportunities to deploy capital in high growth markets located in sunbelt states. This major investment in a newly formed bank located in the fastest growing major metropolitan market in the country clearly fulfills that strategy. The investment brings geographic diversification to Fentura while creating new loan growth and fee income opportunities.”

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Valley Capital Bank, formally known as Premier Commercial Bank-Arizona, N.A. was originally formed and operated as a subsidiary of Premier Commercial Bancorp headquartered in Anaheim California. The private offering which included the Fentura investment funded a previously announced change of control agreement authorizing the formation of a new investor group to replace the Premier Commercial Bank ownership position in the bank. Valley Capital Bank Chairman, President and CEO Frank D. Ortwine is a 50 year banking veteran who has served previously as President and CEO of several Phoenix area banks during his distinguished banking career. Executive Vice President Steven J. Ellsworth returned home to Mesa to serve as Chief Operating Officer for Valley Capital Bank after serving as Director of National Credit at Zions First National Bank headquartered in Salt Lake City, Utah.
Fentura Financial, Inc. is a multi-bank holding company headquartered in Fenton, Michigan. Wholly owned subsidiary banks include The State Bank, also headquartered in Fenton, Davison State Bank headquartered in Davison, Michigan, and West Michigan Community Bank headquartered in Hudsonville, Michigan. Fentura also owns a minority investment position in five newly formed Michigan banks chartered between 2003 and 2007. Fentura Financial, Inc. shares are traded over the counter under the FETM trading symbol.
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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

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